QUOTA PURCHASE AGREEMENT

between the State Privatization and Holding Company (1113 Budapest, Ujpest rakpart 31-33; Representative: Attila Lascsik, Managing Director) as the Seller (hereinafter "APV Rt." or "Seller") and the Magyarhang Dubbing and Production Limited Liability Company (1024 Budapest, Keleti Karoly u. 42/A; Representative: Gyorgy Balo, Manager) as the Buyer (hereinafter Buyer) (hereinafter together the Parties)

on the date and place given below, relating to the sale of APV Rt's 90% quota in Videovox Studio Limited Liability Company (1021 Budapest, Huvosvolgyi ut 64.) (hereinafter Company or Videovox) , in accordance with resolution no. 41/1996 (I.17.) and resolution no. 181/1996 (III.20) amending the former , under the following conditions:

WHEREAS,

APV Rt. Quota refers to the quota owned exclusively by the Seller and which represents Company's 100% quota;

Court of Registration refers to the Registration Court of the Metropolitan
Court;

Parties refer to the Buyer and the Seller together;

Invitation refers to the invitation to bid issued by the Seller on 22 October 1995 for the sale of the Seller's Quota;

Land Registry Office refers to the Metropolitan Districts' Land Registry Office;

Resolution refers to resolution no. 41/1996 (I.17.) made on 17 January 1996 at the meeting of APV Rt's Board of Directors, and to resolution no. 181/1996 (III.20.) amending the former resolution;

Information Memorandum refers to the information booklet which was made available to the bidders by the Seller after the Invitation was published, and which could be purchased from 27 October 1995;

Real Property refers to the site and the buildings on the site registered in the Land Registry Office under lot no. 11126 and property sheet no. 606, and the address of which is 64. Huvosvolgyi ut, District 2 of Budapest;


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Hungarian Dubbing and Video Company refers to the state-owned company which was the legal predecessor of the Company before its transformation into a business entity on 30 September 1994;

Maximum Capital Increase refers to section 4.1. of the Agreement stipulating the amount by which the Seller shall raise the original capital and which shall be carried out within 365 days after Closing;

Separation Agreement refers to the agreement concluded between Hungarian Dubbing and Video Company and Pannionia Film Company on 30 March 1994, pertaining to the theoretical division, 3583/4158 (Hungarian Dubbing and Video Company) and 575/4158 (Pannonia Film Company) respectively, between the Parties, of the Management right of the Site;

Minimum Capital Increase refers to section 4.2. of the Agreement where the Buyer undertakes to fulfill the minimum capital increase required by the Seller by 15 May 1996;

Employees' Quota refers to the quota the face value of which is 16,830,000 HUF, that is: Sixteen million eight hundred and thirty thousand Hungarian Forints, and which has been put aside from the APV Rt. quota for the employees to purchase;

Self-Government refers to the Self-government of District 2 of Budapest;

Bid refers to the documents containing the Buyer's bid to buy the Quota, submitted in response to the Invitation on 22 November 1995; and the letter, dated 29 November 1995 and 7 December 1995, explaining the section in the bid referring to the settlement proposition concerning the Real Property;

Pannonia refers to Pannonia Limited Liability Company, registered by the Court of Registration under no. Cg: 01-09-365537. 100% of Pannonia's stake is owned by the Seller and, after the Separation, it shall be entitled to 13.83% ownership, currently purchased outside the land register, on the basis of the Separation Agreement dated 30 March 1994, the property assessment prepared by Flax-Men Consultancy Limited Liability Company on 31 March 1994 and the balance sheet dated 30 September 1994, and, from among the buildings on the Site, the ownership of the buildings described in the Separation and Division Agreement;


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Pannonia Film Studio refers to the state-owned company, operating as the common legal predecessor of the Hungarian Dubbing and Video Company and the Pannonia Film Company;

Pannonia Film Company refers to the state-owned company operating as Pannonia's legal predecessor before its transformation into a business entity on 30 September 1994;

Full Development Plan refers to the plan which is required in order to carry out the physical division of the Site, based on the theoretical shares of 3583/4158 (Videovox share) and 575/4158 (Pannonia share. The plan was prepared in accordance with the National Construction Regulations and the Budapest Town Development Regulations;

Agreement refers to this quota purchase agreement;

Separation refers to the organisational separation of the Hungarian Dubbing and Video Company and Pannonia Film Company as of 1 July 1986;

Resolution of the Separation refers to the resolution of the Ministry of Education dated 30 June 1986 on the Separation;

Separation Agreement refers to the agreement dated 24 April 1986 facilitating the Shares of Pannonia Film Company and the Hungarian Dubbing and Video Company from the assets of Pannonia Film Studio;

Consultant refers to Barents Group LLC who participated in the preparation of the Information Memorandum at the Seller's request;

Company refers to Videovox Studio Limited Liability Company the 100% of which is owned by the Seller and which is registered by the Court of Registration under no. Cg: 01-09-365451, and which shall be entitled to a 86.17% ownership share, currently purchased outside the land register, on the basis of the Separation Agreement dated 30 March 1994, the property assessment prepared by Coopers & Lybrand Limited Liability Company on 31 March 1994 and the balance sheet dated 30 September 1994, and, from among the buildings on the Site, the ownership of the buildings described in the Separation and Division Agreement. The Company's registered capital at closing is 168,340,000 HUF, that is: one hundred and sixty-eight million three hundred and forty thousand Hungarian Forints;


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Site refers to the site, without buildings, at 64. Huvosvolgyi ut, District 2 of
Budapest, registered by the Land Registry Office under lot no. 11126 and property sheet no. 606;

Quota refers to the stake in the Company representing 90% of the Company's registered capital and having a face value of 151,600,000 HUF, that is: one hundred and fifty-one million six hundred thousand Hungarian Forints, and which Quota was offered for sale by the Seller in the Invitation;

Purchase Price refers to the Purchase Price stipulated in section 2.1. of this Agreement as the Purchase Price of the Quota which is to be paid by the Buyer in accordance with the conditions set out in this Agreement.

APV Rt's Board of Directors, in accordance with the evaluation criteria published in the Information Memorandum, declared the Buyer the winner of the tender and has published this in the Resolution. On the basis of the above, the Parties agree in the following:

1. THE PURCHASE AND SALE OF THE QUOTA

     1.1. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell and the Buyer shall buy, in accordance with the conditions set out in his bid, the Seller's Quota in the Company and which Quota is owned exclusively by the Seller, and which Quota represents 90% of the company's original capital and the face value of which is 151,600,000 HUF, that is: one hundred and fifty one million six hundred thousand Hungarian Forints.

     1.2. The Buyer declares that the declaration, required for the conclusion of this quota purchase agreement, was made without any undue illegal influence.

2. THE PURCHASE PRICE

     2.1. In full consideration of the sale and transfer of the Quota, and upon the terms and subject to the conditions of this Agreement, the Buyer shall pay, in accordance with the conditions stipulated in points from 2.2 to 2.5 below, 640,523,898 HUF, that is: six hundred and forty million five hundred and twenty-three thousand eight hundred and ninety-eight Hungarian Forints , which represents 423.00% rate of the face value of the Quota.


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     2.2. The Buyer shall pay the 638,523,898 HUF, that is: six hundred and thirty eight million five hundred and twenty-three thousand eight hundred and ninety-eight Hungarian Forint Purchase Price in Compensation Coupons calculated at value added interest. The Seller shall include the remaining 2,000,000 HUF, that is: two million Hungarian Forints deposited by the Buyer in cash on 21 November 1995 in the Seller's account no. 203-60650-7007 held at the Hungarian Foreign Trade Bank Co. Ltd., opened for the purpose of receiving deposit money . The Certificate of the payment of the deposit money (hereinafter Deposit Money) can be found in Appendices 1.1. and 1.2. attached to the Bid.

     2.3. Within 7 days after the Closing, the Buyer shall deposit with the Budapest Shares and Investment Bank Co. Ltd. 638,523,898 HUF, that is: six hundred and thirty eight million five hundred and twenty-three thousand eight hundred and ninety-eight Hungarian Forints in Compensation Coupons which will be calculated at a 174.2% interest rate added to the face value.

     2.4. The original receipt of deposit of the Compensation Coupons, described under point 2.2. of this Agreement, (hereinafter Receipt of Deposit) issued to the Buyer, together with the letter of assignment (hereinafter Letter of Assignment), providing the assignment of the above Compensation Coupons to the Seller, shall be handed over by the Buyer within 7 working days after Closing.

     2.5. In addition to the Purchase Price, the Buyer shall pay a further 1,000,000 HUF, that is: one million Hungarian Forints in privatization costs to the Seller in cash within 7 working days after Closing. Said amount shall be transferred to the Seller's account no. 19017004 - 00220026 - 00007014 held at the National Bank of Hungary.

3. PAYMENT OF THE PURCHASE PRICE

     3.1. The privatization cost, described in section 2.5. above, shall be considered paid on the day when the Seller presents a copy of the transfer order to the Seller, certifying that the said amount has been transferred to the Seller's account no. 19017004 - 00220026 - 00007014 held at the National Bank of Hungary Co. Ltd. The Seller shall issue a receipt to the Buyer, confirming the payment of the privatization cost, when the certificate of the transfer is presented.


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     3.2. The Purchase Price set out in point 2.2. of this Agreement shall be considered paid on the day when the Buyer presents to the Seller the Receipt of Deposit and the Letter of Assignment , as set out in point 2.4. of this Agreement. Upon presentation of the Receipt of Deposit and the Letter of Assignment, the Seller shall issue a certificate to the Buyer, confirming the payment of the Purchase Price, in accordance with the prescriptions given above.

     3.3. The Purchase Price shall be considered paid on the day both receipts of confirmation, as described in points 3.1. and 3.2. above, are received. On this day the Seller shall transfer to the Buyer all of its right, title and interest in the Quota. The issuing of the certificate, as described in point
3.2. above, means the transfer of the ownership.

     3.4. Should the Buyer fail to pay the Purchase Price or the privatization cost, it shall pay the Seller, from the date of default in payment, a default interest which shall be double the current Hungarian National Bank base rate. The default interest can only be paid in cash by transferring the amount due to the Seller's account no. 19017004 - 00220026 - 00007014 held at the National Bank of Hungary Co. Ltd.

     3.5. The Seller is entitled to claim damages from the Buyer on event of delay or non-fulfillment. If the Buyer does not present the Receipt of Deposit and the Letter of Assignment by the date stipulated in point 2.4. above, the Seller is entitled to cancel the Agreement.

4. THE OBLIGATIONS OF THE BUYER

     4.1. The Buyer undertakes to raise the Company's registered capital by 480,000,000 HUF, that is: four hundred and eighty million Hungarian Forints (Maximum Capital Increase) in the following manner:

     4.2. The Buyer shall raise the Company's registered capital by 15 May 1996 the latest by 100,000,000 HUF, that is: one hundred million Hungarian Forints in cash (Minimum Capital Increase), and shall present to the Seller a certificate, as prescribed in point 4.5. above, within the time stipulated thereof, evidencing the accomplishment of the capital increase.

     4.3. The Buyer shall raise the Company's registered capital by a further 380,000,000 HUF, that is: three hundred and eighty million Hungarian Forints within 365 days from Closing. The Buyer shall present a certificate to the Seller within 30 days of the deadline stipulated in said point for the completion of the raising of the registered capital, as prescribed in point 4.6. below, evidencing the accomplishment of the capital increase.

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     4.4. The Minimum Capital Increase, as described in point 4.1. above, shall be considered accomplished on the day when the Buyer presents to the Seller the resolution of the Company's general meeting on the Minimum Capital Increase together with the certified copy of the application submitted to the Registration Court, a copy of the transfer order evidencing that the amount of the Minimum Capital Increase has been transferred to the Company's account, and a valid Court of Registration order.

     4.5. The Maximum Capital Increase, as described in point 4.1. above, shall be considered accomplished on the day when the Buyer presents to the Seller the resolution of the Company's general meeting on the Maximum Capital Increase together with the certified copy of the application submitted to the Registration Court and a valid Court of Registration order. Should the Buyer accomplish the Maximum Capital Increase in instalments, all the amounts by which the original capital of the Company was raised, if accomplished within the deadline stipulated in point 4.3. above, shall be added up.

     4.6. If the Buyer does not fulfill his obligations set out in point 4.2. above, the Seller may, on the basis of the bank guarantee issued on 23 November 1995 by Internationale Nederlanden Bank (Hungary) Co. Ltd. (1061 Budapest, Andrassy u. 9.), call on the Bank to pay 100,000,000 HUF, that is: one hundred million Hungarian Forints because of the Buyer's violation of the Agreement. This amount may only be used to raise the Company's registered capital in order to fulfill the Minimum Capital Increase obligations, and the members' meeting will vote accordingly.

The Buyer undertakes to convene, without delay, the members' meeting, a requirement if the capital is to be raised, and shall make a resolution at this meeting which will ensure that the 100,000,000 HUF. capital increase is accomplished.

     4.7. The Seller in the Invitation undertook to offer the quota, the face value of which is 16,830,000 HUF, that is: sixteen million eight hundred and thirty Hungarian Forints, which represents 10% of the Company's registered capital, after the tender is closed, in accordance with APV Rt. UV's resolution no. 526/1995 (X.17.), for sale to the employees of the company at the rate indicated in the Buyer's bid, with a maximum 50% concession on the concession package. The Seller shall fulfill his obligation stipulated in said point thereof within 1 year of Closing.


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The Buyer agrees to buy, at a purchase price corresponding to the purchase rate of the Quota stipulated in point 2.1. of this Agreement, the Employees' Quota or that portion of the Employees' Quota which has not been bought by the employees within the date open for the purchasing of the Employees' Quota, within 60 days of the expiry of the deadline stipulated for the purchasing of the Employees' Quota, and the payment shall be made in accordance with the provisions in point
2.2. of this Agreement.

The Seller guarantees that the face value of the Employees' Quota, stipulated in said point, shall not change after Closing, and that the raising of the registered capital, after Closing, shall under no circumstances proportionally change the face value.

     4.8. Regarding the Seller's sale of the Employees' Quota, the Buyer waives its preemption right, set out in ss.171 of the Law on Economic Organizations, relating to the Employees' Quota sold by the Seller up till the stipulated deadline. This waiver shall not prejudice the Buyer to exercise its preemption right relating to the sale of the employees' quota purchased from the Employees' Quota to third parties.

The Buyer guarantees to coordinate with APV Rt. and shall vote, at the members' meeting convened because of the employees' quotas to be sold in accordance with the Invitation and this Agreement, in favour of the company's not wishing to exercise its preemption right, and that the members' meeting not appointing a third person to exercise the preemption right.

     4.9. The Buyer hereby acknowledges that the Seller is entitled to receive the dividend due to a member (Seller) which may have accumulated in 1995. The Buyer agrees that at the members' meeting approving the Company's 1995 balance sheet, it shall vote to facilitate the paying of the dividend to the Seller, and shall transfer it without delay to the Seller's account no. 232-90107-8000 held at the National Bank of Hungary.

     4.10. The Buyer agrees to report to the Seller of the fulfillment of the obligations, stipulated in this Agreement, from the date of the transfer of the ownership rights of the Quota as set out in point 3.3. of this Agreement, until the date of fulfillment of the Maximum Capital Increase obligation.

     4.11. The Buyer agrees to direct and manage the Company, and to exercise its ownership rights in accordance with its bid, which constitutes the Appendix of this Agreement.


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5. OBLIGATIONS OF THE SELLER

     5.1. The Seller agrees that during the period between the Closing and the date of the transfer of the ownership rights of the Quota, as stipulated in point 3.3. of this Agreement, it shall not, unless expressly requested by the Buyer, make any decisions affecting the operation of the Company. Thus, the Seller agrees that:

          (i) as the current owner of the Company, it shall order the Company's managing director in a resolution of founding, not to make any statement in the name of the Company and not to undertake any obligations, bar the legal statements the managing director has been expressly ordered to make by the Seller in order to execute this Agreement, during the period between the Closing and the date of the assignment of the ownership rights of the Quota, as stipulated in point 3.3. of this Agreement;

          (ii) it shall not amend the Company's Founding Charter;

          (iii) except in the cases stipulated in this Agreement, it shall not encumber its quota in the Company or any part thereof, and shall not ensure any right in the quota or any part thereof, and shall not make a decision on the sale of its quota in the Company or on the raising or decreasing of the registered capital;

          (iv) it shall not encumber or dispose of any part or all of the Company's property;

     Furthermore, the Seller agrees not to take any action relating to the Company during this period without the Buyer's prior written approval, the giving of which the Buyer cannot refuse without a valid reason. The Seller is financially responsible for any damage incurred as a result of the violation of the conditions in said point.

6. PROVISIONS RELATING TO THE REAL PROPERTY

     6.1 The Parties hereby acknowledge that: the Company's legal predecessor was Pannonia Film Studio, a state-owned company set up in 1951. Pannonia Film


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Studio was the sole manager of the Real Property. In accordance with the provisions of the Resolution on Separation, Pannonia Film Studio ceased to exist as of 1 July 1986; the Ministry of Education split it into two companies: the Hungarian Dubbing and Video Company and the Pannonia Company. The Resolution on Separation makes provisions concerning the division of the state property, formerly managed by Pannonia Film Studio, between the Hungarian Dubbing and Video Company and the Pannonia Company. In order to execute the provisions of the Resolution on Separation, on 24 April 1986, the Hungarian Dubbing and Video Company and the Pannonia Company concluded the Separation Agreement, in which the Parties agree that:

     6.1.1. The Site, the main building, the two porter's lodges and the reverbatory chamber shall be managed by the Hungarian Dubbing and Video Company, while Pannonia Company shall have the management rights of the Drawing Pavilion, the Clasp building, the two wooden buildings and the container buildings. The Separation Agreement provides that the primary future objective of both companies is to build a new head office for Pannonia Film Company on Budakeszi ut, District 2 of Budapest, so that the buildings vacated on the Real Property can be used by the Hungarian Dubbing and Video Company for expansion.

     6.1.2. On the basis of the Resolution on Separation and the Separation Agreement, the sole management right of the Real Property was registered in favour of the Hungarian Dubbing and Video Company, and this record does not specify separately the buildings managed by Pannonia Film Company and Hungarian Dubbing and Video Company on the Real Property. In order to settle this matter, the Hungarian Dubbing and Video Company and Pannonia Company concluded the Separation Agreement on 30 March 1994, under which agreement, Pannonia Film Company assigns the management right of the Clasp building to the Hungarian Dubbing and Video Company which, in exchange, assignes Pannonia Film Company the management right of the 575/4158 theoretical share of the Site. The separation of the management right, in accordance with the Separation Agreement, was requested at the Land Registry Office by both companies, and this application has been recorded under note no.194.932/94.

     6.2. As of 30 September 1994, The Hungarian Dubbing and Video Company and Pannonia Film Studio were transformed into business entities, resulting in the formation of the Company from the Hungarian Dubbing and Video Company, and Pannonia from the Pannonia Film Company. On the basis of the Company's

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transformation balance sheet, the part of the Real Property owned by the
Hungarian Dubbing and Video Company, as indicated in the Separation Agreement, was assigned to the Company, on the basis of the property assessment dated 31 March 1994 and the balance sheet dated 30 September 1994, prepared by Coopers & Lybrand (both documents constitute part of the Appendix attached to this Agreement). At Closing, the Land Registry Office has not yet entered the name of the new owner of the Real Property in its records.

     6.3. Provisions relating to the settlement of the ownership of the Real Property

In accordance with the prescriptions of the Invitation, the Buyer has to give details in his bid about the further development of the real property at 64-66 Huvosvolgyi ut, Budapest, where the head offices of both Videovox and Pannonia are to be found.

The prescriptions of the resolutions on founding no. 70/1996 (III.20) and 79/1996 (III.20), brought in the basis of the Buyer's bid and the Resolution, provide that Pannonia and Videovox conclude an Agreement and a Separation and a Termination of Joint Property Ownership Agreement, to be found in Appendix 5 of this Agreement, in order to settle the ownership of the Real Property.

In accordance with the above, the Buyer is obliged to have the plan of the separation, from the Tarogato ut side, of the property at 64-66. Huvosvolgyi ut prepared, and submit the documents required for the separation to the competent authorities, within 30 days of the Agreement, in Appendix 5 of this Agreement, coming into force. In addition, it has to bear and advance the costs of the procedure, and agree that if the detailed plan of development is not submitted by the prescribed deadline due to some fault of the Buyer, it shall be obliged to pay 15,000,000 HUF, that is: fifteen million Hungarian Forints in penalty to the Seller.

On event of the Self-government's issuing the legally binding permit for the separation of the property, the Buyer shall be obliged to pay Pannonia 55,000,000 HUF + VAT, that is: fifty million Hungarian Forints plus VAT as the price of the Pavilion, Pannonia's moving expenses and the cost of the construction of its new building.


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If the Self-government does not bring a legally binding resolution on the separation of the property by 30 August 1996 the latest, Pannonia, in accordance with the founding resolution no. 70/1996 (III.20.), shall be obliged to sell to Videovox its 13.87% property share and the buildings in its ownership, by 30 September 1996 as stipulated in the Agreement in Appendix 5 of this Agreement, for the following purchase prices: 28,490,000 HUF, that is: twenty-eight million four hundred and ninety thousand Hungarian Forints for the property share; 22,100,000 HUF + VAT, that is: twenty-two million one hundred thousand Hungarian Forints plus VAT for the pavilion; 33,410,000 HUF + VAT, that is: thirty-three million four hundred and ten thousand Hungarian Forints plus VAT for Pannonia's moving expenses and the cost of constructing its planned new building.

7. DECLARATIONS AND WARRANTIES

7.1. The Seller warranties and guarantees with no stipulated deadline that

     7.1.1. the Company has been duly incorporated with the Registration Court under Registration no. Cg: 01-09-002445;

     7.1.2. it is the sole owner of the Quota;

     7.1.3. it has made available to the Company 86.17% of the Site, the main building, the two caretaker's lodges and the Clasp building, as described in the property assessment dated 31 March 1994 and the balance sheet dated 30 September 1994, prepared by Coopers & Lybrand , and has made available to Pannonia 13.83% of the Site, the Drawing Pavilion, the two wooden houses and the two container buildings, as described in the property assessment dated 31 March 1994, and the balance sheet dated 30 September 1994, prepared by Flax-Men Limited Liability Company. All of the above documents can be found in the Appendices of this Agreement.

     7.1.4. third parties do not have preemption rights, cannot buy options or obtain any other right relating to the Quota;

     7.1.5. it is fully entitled to, on the basis of the decision made as the result of the assessment of the bids submitted in response to the Invitation for the sale of the Company's Quota, to conclude a Quota Purchase Agreement for the sale of the Quota in its ownership with the Buyer on the basis of its bid.


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     7.1.6. it shall, with a founding resolution, divide its quota in the company in accordance with the proportion stipulated in point 1.1. of this Agreement, in order to facilitate its assignment.

7.2. The Buyer represents that

     7.2.1. it has requested the Company to provide all the facts, data and information necessary for it to make its bid, submitted on 22 November 1995, and that it has studied the documents made available to it by the Company;

     7.2.2. it had the possibility to obtain all the facts, data and information necessary to prepare its Bid, submitted on 22 November 1995. It has studied the information and the documents, the Company's business, financial and legal position necessary for the conclusion of this Agreement, and it does not need any further information and documents in order to fulfill the terms of this Agreement. It is familiar with the Company's position, its bookkeeping, contracts and other documents, its work contracts, and it has studied the Company's books, balance sheets, which constitute the basis of the bid, and that it shall only put forward claims concerning guarantee, warranty and damages, which are based on the Seller's declarations or obligations in this Agreement, or if the Seller violates the prescriptions of this Agreement or legal regulations;

     7.2.3. it is familiar with the Company's Deed of Foundation and the amendments thereof, and it accepts the terms of the Deed of Foundation;

     7.2.4 it considers the terms of his bid contractually binding.

8. SETTLING LEGAL DISPUTES

     8.1. The parties agree that all disputes arising out of this Agreement shall be primarily settled through negotiations. Should the Parties be unable to settle such disputes, they agree to undertake the exclusive jurisdiction of the (Budapest) Metropolitan Court.

     8.2. This Agreement shall be governed by Hungarian Law.


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     8.3. The Provisions of the Civil Code and Law VI of 1988 on Economic
Organizations shall apply to those issues which are not dealt with in this Agreement.

9. MISCELLANEOUS

     9.1. If any part of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining part. In such instances, the Parties shall amend the invalid part or regulation in a manner so as to be able to accomplish, with the invalid part or regulation, the originally desired economic objective.

     9.2. All notices, declarations, announcements or any statements pertaining to this Agreement, or the amendment of this Agreement shall only be valid if given in writing. The Parties agree that all notices, declarations, announcements or statements addressed to each other and pertaining to this Agreement shall be sent to the following addresses:

     If to the Seller:  Attila Lascsik, Managing Director
                        State Privatization and Holding Company
                        (1133 Budapest, Ujpest rakpart 31-33.)
                        Fax: 267-6698

     If to the Buyer:   Gyorgy Balo, Manager
                        Magyarhang Dubbing and Production Ltd.
                        (1024 Budapest, Keleti Karoly u. 42/A)
                        Fax: 315-0501

Should the addresses given in this Agreement change, this shall only be considered valid by the other party if the party in question informs the other party of the change in writing, the only exception being if there is a pertinent legal regulation.


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10. THE COMING INTO FORCE OF THE AGREEMENT

This agreement shall come into force on Closing.



Budapest, 26 April 1996



- ----------------------------------------     ----------------------------------
APV Rt.                                      Magyarhang Kft
Representative: Attila Lascsik               Representative: Gyorgy Balo
Managing Director                            Manager